Exhibit 99.1

Press release

Alphabet management change

•	Larry Page and Sergey Brin decide to transition from their roles as CEO and President, respectively, of Alphabet.

•	Sundar Pichai, CEO of Google, becomes CEO of both Google and Alphabet.

•	Page and Brin to remain active as co-founders, shareholders and board members of Alphabet.

•

For Page and Brin’s comments on the transition, see their letter on blog.google and included below: “We’ve never been ones to hold on to management roles when we think there’s a better way to run the company.”

MOUNTAIN VIEW, Calif. (December 3, 2019) – Alphabet Inc. (NASDAQ: GOOG, GOOGL) today announced a management change. The change is effective immediately.

Larry Page and Sergey Brin, the CEO and President, respectively, of Alphabet, have decided to leave these roles. They will continue their involvement as co-founders, shareholders and members of Alphabet’s Board of Directors.

Sundar Pichai, the CEO of Google, becomes the CEO of Google and Alphabet. He will remain the CEO of Google, and assumes the role of managing Alphabet’s investment in its portfolio of Other Bets. Pichai will remain a member of Alphabet’s Board of Directors.

Page and Brin wrote a letter about the transition at blog.google (included below).

John Hennessy, Chairman of Alphabet’s Board of Directors, said: “It’s impossible to overstate Larry and Sergey’s contributions over the past 21 years. I’m grateful that they will continue their involvement on the Board.”

Pichai said: “I’m excited about Alphabet and its long term focus on tackling big challenges through technology. I’m looking forward to continuing to work with Larry and Sergey in our new roles. Thanks to them, we have a timeless mission, enduring values, and a culture of collaboration and exploration. It’s a strong foundation on which we will continue to build.”

A letter from Larry and Sergey

Our very first founders’ letter in our 2004 S-1 began:

“Google is not a conventional company. We do not intend to become one. Throughout Google’s evolution as a privately held company, we have managed Google differently. We have also emphasized an atmosphere of creativity and challenge, which has helped us provide unbiased, accurate and free access to information for those who rely on us around the world.”

We believe those central tenets are still true today. The company is not conventional and continues to make ambitious bets on new technology, especially with our Alphabet structure. Creativity and challenge remain as ever-present as before, if not more so, and are increasingly applied to a variety of fields such as machine learning, energy efficiency and transportation. Nonetheless, Google’s core service—providing unbiased, accurate, and free access to information— remains at the heart of the company.

However, since we wrote our first founders’ letter, the company has evolved and matured. Within Google, there are all the popular consumer services that followed search, such as Maps, Photos, and YouTube; a global ecosystem of devices powered by our Android and Chrome platforms, including our own Made by Google devices; Google Cloud, including GCP and G-Suite; and of course a base of fundamental technologies around machine learning, cloud computing, and software engineering. It’s an honor that billions of people have chosen to make these products central to their lives—this is a trust and responsibility that Google will always work to live up to.

And structurally, the company evolved into Alphabet in 2015. As we said in the Alphabet founding letter in 2015:

“Alphabet is about businesses prospering through strong leaders and independence.”

Since we wrote that, hundreds of Phoenix residents are now being driven around in Waymo cars—many without drivers! Wing became the first drone company to make commercial deliveries to consumers in the US. And Verily and Calico are doing important work, through a number of great partnerships with other healthcare companies. Some of our “Other Bets” have their own boards with independent members, and outside investors.

Those are just a few examples of technology companies that we have formed within Alphabet, in addition to investment subsidiaries GV and Capital G, which have supported hundreds more. Together with all of Google’s services, this forms a colorful tapestry of bets in technology across a range of industries — all with the goal of helping people and tackling major challenges.

Our second founders’ letter began:

“Google was born in 1998. If it were a person, it would have started elementary school late last summer (around August 19), and today it would have just about finished the first grade.”

Today, in 2019, if the company was a person, it would be a young adult of 21 and it would be time to leave the roost. While it has been a tremendous privilege to be deeply involved in the day-to-day management of the company for so long, we believe it’s time to assume the role of proud parents—offering advice and love, but not daily nagging!

With Alphabet now well-established, and Google and the Other Bets operating effectively as independent companies, it’s the natural time to simplify our management structure. We’ve never been ones to hold on to management roles when we think there’s a better way to run the company. And Alphabet and Google no longer need two CEOs and a President. Going forward, Sundar will be the CEO of both Google and Alphabet. He will be the executive responsible and accountable for leading Google, and managing Alphabet’s investment in our portfolio of Other Bets. We are deeply committed to Google and Alphabet for the long term, and will remain actively involved as Board members, shareholders and co-founders. In addition, we plan to continue talking with Sundar regularly, especially on topics we’re passionate about!

Sundar brings humility and a deep passion for technology to our users, partners and our employees every day. He’s worked closely with us for 15 years, through the formation of Alphabet, as CEO of Google, and a member of the Alphabet Board of Directors. He shares our confidence in the value of the Alphabet structure, and the ability it provides us to tackle big challenges through technology. There is no one that we have relied on more since Alphabet was founded, and no better person to lead Google and Alphabet into the future.

We are deeply humbled to have seen a small research project develop into a source of knowledge and empowerment for billions—a bet we made as two Stanford students that led to a multitude of other technology bets. We could not have imagined, back in 1998 when we moved our servers from a dorm room to a garage, the journey that would follow.

Larry Page and Sergey Brin

Founders

About Sundar Pichai, CEO of Google and Alphabet

Sundar is the CEO of Google and Alphabet and serves on Alphabet’s Board of Directors.

He joined Google in 2004 and helped lead the development of Google Toolbar and then Google Chrome, which grew to become the world’s most popular internet browser. In 2014 he was appointed to lead product and engineering for all of Google’s products and platforms—including popular products such as Search, Maps, Play, Android, Chrome, Gmail and Google Apps (now GSuite). Sundar became Google’s CEO in August 2015. He joined the Board of Directors of Alphabet, Google’s parent company, in July 2017.

Under his leadership as CEO, Google has been focused on developing products and services, powered by the latest advances in AI, that offer help in moments big and small. It has invested in new opportunities such as Google Cloud and YouTube and has continued to be a leader in advanced technologies, including machine learning and quantum computing.

In December 2019, in addition to his role as CEO of Google, Sundar became the CEO of Google’s parent company, Alphabet.

Sundar grew up in Chennai, India and studied engineering at the Indian Institute of Technology where he was awarded an Institute Silver Medal. He holds a master’s degree from Stanford University and an MBA from the Wharton School, where he was named a Siebel Scholar and a Palmer Scholar.

About Alphabet Inc.

Larry Page and Sergey Brin founded Google in September 1998. Since then, the company has grown to more than 100,000 employees worldwide, with a wide range of popular products and platforms like Search, Maps, Ads, Gmail, Android, Chrome, Google Cloud and YouTube. In October 2015, Alphabet became the parent holding company of Google.

Contact: press@abc.xyz